Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2017 THIRD QUARTER RESULTS AND INTRODUCES Q4 GUIDANCE

~ Comparable Store Sales Increase of 2.2% ~

~ Highest Third Quarter Operating Income Since 2007 ~

~ GAAP Operating Income of $0.6 Million Improving by $2.7 Million Compared to Last Year ~

~ Non-GAAP Operating Income of $1.3 Million Improving by $3.8 Million Compared to Last Year ~

~ Gross Profit Margin Improves by 170 Basis Points from Last Year to Highest Level Since 2006 ~

New York, New York — November 29, 2017 — New York & Company, Inc. [NYSE:NWY], a specialty women’s apparel chain with 459 retail stores, today announced results for the third quarter ended October 28, 2017.

Gregory Scott, New York & Company’s CEO stated: “We are pleased to report better-than-expected third quarter results, highlighted by positive comparable store sales, expansion in gross margin and continued expense discipline, which drove a $2.7 million increase in operating income as compared to the third quarter last year. Our results reflect the successful execution of our strategy to increase the differentiation in our assortment with celebrity and sub-brands, capitalize on our omni-channel capabilities to drive eCommerce sales and continue to increase efficiencies through our Project Excellence initiatives. During the quarter, our new collaboration with Gabrielle Union met with a strong response, our eCommerce sales grew at a double-digit pace and our in-store traffic significantly outpaced the mall average, all of which led to a 2.2% increase in comparable store sales. At quarter end, our balance sheet remained strong with cash per share of $1.08.

As we enter the fourth quarter we were pleased to experience a strong November with improved comparable store sales versus the third quarter, driven by strength on Black Friday. We were pleased to see positive comparable store sales across all three channels and record breaking results in our eCommerce business on Black Friday. These results position us well for the quarter and are reflected in our guidance for positive comparable store sales and a significant improvement in operating results which would make us profitable for the fourth quarter and full fiscal year.”

Third Quarter Fiscal Year 2017 Results (13-weeks ended October 28, 2017 compared to the 13-weeks ended October 29, 2016):

•                  Net sales were $214.2 million, increasing 0.1% as compared to $213.9 million in the prior year, reflecting growth in comparable sales driven by eCommerce, offset by the impact of a lower store count (459 this year versus 483 last year).

•                  Comparable store sales increased 2.2%, reflecting double-digit percentage growth in eCommerce partially offset by decreases in comparable store sales in brick-and-mortar stores.

•                  Gross profit as a percentage of net sales increased 170 basis points to 31.6% versus 29.9% for the fiscal year 2016 third quarter, reflecting the highest gross margin rate achieved in the third quarter since 2006. The increase during the quarter reflects a 210 basis point improvement in the leverage of buying and occupancy costs, partially offset by a 40 basis point decrease in merchandise margin.

The 40 basis point decrease in merchandise margin was driven by an increase in promotional activity combined with a $1.5 million increase in shipping costs resulting from significant growth in the eCommerce business, partially offset by a $3.0 million increase in royalties under the new private label credit card agreement.

During the quarter, the Company continued to aggressively reduce expenses which led to a $4.3 million decrease in buying and occupancy costs, as compared to the third quarter of the prior year, leading to a 210 basis points improvement in the leverage of these expenses despite flat total sales dollars.

•                  Selling, general and administrative expenses were $67.0 million, as compared to $66.1 million in the prior year period; however, they included several items which affected comparability as follows:

(Amounts in millions)	Three months ended October 28, 2017*	Three months ended October 29, 2016
GAAP selling, general and administrative expenses	$67.0	$66.1
Add back: non-operating charges (benefit)	0.8	(0.5)

Non-GAAP selling, general and administrative expenses	66.1	66.6
Add back: ADS marketing credits	—	0.6

Non-GAAP adjusted selling, general and administrative expenses	$66.1	$67.2

*     Subtotals do not foot due to rounding.

Excluding the impact of the non-operating charges in the current year which were primarily due to severance related to an integration of brick-and-mortar channels, benefits in the prior year due to the reversal of a legal accrual, and changes in the classification of benefits received under the ADS private label credit card agreement, non-GAAP adjusted selling, general and administrative expenses have decreased by $1.1 million to $66.1 million, as compared to $67.2 million in the prior year period.

•                  GAAP operating income improved significantly to income of $0.6 million, as compared to a loss of $2.1 million, in the prior year’s third quarter. On a non-GAAP basis, excluding $0.6 million of non-operating charges, adjusted operating income was $1.3 million, compared to the prior year’s non-GAAP operating loss of $2.6 million, which excluded a $0.5 million non-operating benefit.

•                  GAAP net income for the third quarter of fiscal year 2017 was $0.4 million, or earnings of $0.01 per diluted share. This compares to the prior year’s GAAP net loss of $2.5 million, or a loss of $0.04 per diluted share. On a non-GAAP basis, the Company’s third quarter 2017 adjusted net income was $1.0 million, or earnings of $0.02 per diluted share. This compares to prior year’s third quarter, non-GAAP adjusted net loss of $3.0 million, or a loss of $0.05 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 and Exhibit 6 of this press release, which delineates the non-operating adjustments for the three and nine months ended October 28, 2017 and October 29, 2016, respectively. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory increased 1.4%, as compared to the end of last year’s third quarter, due to increased inventory in-transit, and increased levels of eCommerce inventory to support holiday selling, partially offset by a slight decrease in in-store inventory due to lower store count.

•                  Capital expenditures for the third quarter of fiscal year 2017 were $3.1 million, as compared to $4.1 million in last year’s third quarter, primarily reflecting investments for two new stores with short-term leases under attractive terms, investments to refresh existing real estate, and investments in the Company’s information technology infrastructure to support its growing omni-channel business.

•                  The Company opened 2 New York & Company stores, refreshed 4 New York & Company stores, and closed 3 New York & Company stores, ending the third quarter with 459 stores, including 125 Outlet stores and 2.3 million selling square feet in operation.

•                  The Company ended the quarter with $69.2 million of cash on-hand, representing a $15.2 million increase to the prior year’s third quarter ending cash balance of $54.0 million. The cash on-hand balance of $69.2 million represents approximately $1.08 in cash per share and approximately $0.90 in cash per share, net of debt. The Company had no outstanding borrowings under its revolving credit facility.

Outlook:

As previously disclosed, the Company’s fiscal year is based upon a retail calendar and fiscal year 2017 is a 53-week year with an extra week of sales and expenses occurring late in the fourth quarter.

Regarding expectations for the fourth quarter of fiscal year 2017, the Company is providing the following guidance, which includes the extra week of sales and expenses:

•                  Net sales are expected to be up by a low single-digit percentage reflecting positive comparable store sales and the inclusion of the 53rd week in the fiscal calendar, partially offset by a decrease in store count.

•                  Comparable store sales are expected to be up in the low single-digit percentage range.

•                  Gross margin is expected to be up approximately 200 basis points to 250 basis points from the prior year’s fourth quarter rate reflecting improvements in product margin combined with continued benefits from Project Excellence through increased royalties, reductions in product costs, agent expenses and occupancy costs, partially offset by increased shipping costs associated with the significant growth in the omni-channel business.

•                  Selling, general and administrative expenses inclusive of the 53rd week in 2017 are expected to decrease $1 million to $2 million as compared to the prior year’s fourth quarter (which did not include the extra 53rd week), driven by $6.2 million in non-operating legal expense which occurred in the prior year period with no comparable expense in the fourth quarter of 2017, partially offset by increased payroll and expenses for the 53rd week, increased eCommerce fulfillment costs due to the significant increase in sales resulting from the positive comparable store sales and the 53rd week, anticipated increases in variable compensation programs, which are based upon annual profits, and investment in marketing, including increases in digital marketing, private label credit card marketing, and celebrity collaborations, in an effort to increase sales.

•                  For the fourth quarter of fiscal year 2017, GAAP operating income is expected to be between $2 million and $4 million, as compared to a GAAP operating loss of $9.2 million in the prior year’s fourth quarter.

Additional Outlook:

•                  Total inventory at the end of the fourth quarter is expected to increase in the mid single-digit percentage range over the prior year fourth quarter largely reflecting increases in inventory in-transit due to timing differences resulting from the calendar shift relating to the 53rd week, and increases in eCommerce inventory to support higher sales. In-store inventory is expected to be down slightly due to lower store count.

•                  The Company continues to rationalize its real estate portfolio in an effort to reduce occupancy costs and maximize profitability per selling square foot. These efforts include maintaining a highly flexible real estate portfolio with approximately 67% of its leases expiring before fiscal year end 2019.

•                  Capital expenditures for the fourth quarter of fiscal year 2017 are projected to be between $4.0 million and $6.0 million, as compared to $5.0 million of capital expenditures in the fourth quarter of last year.

•                  Depreciation expense for the fourth quarter of fiscal year 2017 is estimated to be approximately $5.0 million.

•                  The Company plans to end the full fiscal year 2017 with 431 stores, including 118 Outlet stores, and approximately 2.2 million selling square feet, having opened 8 New York & Company stores and 3 Outlet stores, remodeled/refreshed 14 existing stores and closed 38 New York & Company stores and 8 Outlet stores during the fiscal year.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store and private label credit card royalties and related revenue are included in comparable store sales.

Conference Call Information

A conference call to discuss third quarter of fiscal year 2017 results is scheduled for today, Wednesday, November 29, 2017 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 281-7973 and reference conference ID number 4583122 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on November 29, 2017 until 11:59 p.m. Eastern Time on December 6, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 4583122.

About New York & Company

New York & Company, Inc. is an omni-channel women’s fashion retailer designing on-trend and versatile collections at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 459 retail and outlet locations in 39 states while also growing a substantial eCommerce business. Its branded merchandise, including collaborations with Eva Mendes and Gabrielle Union, is sold exclusively at these locations and online at www.nyandcompany.com. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the final closing of the acquisition of certain assets from Fashion to Figure®, and the Company’s ability to effectively manage the related assets upon closing; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended October 28, 2017	% of net sales	Three months ended October 29, 2016	% of net sales
Net sales	$214,182	100.0%	$213,901	100.0%

Cost of goods sold, buying and occupancy costs	146,584	68.4%	149,917	70.1%

Gross profit	67,598	31.6%	63,984	29.9%

Selling, general and administrative expenses	66,980	31.3%	66,087	30.9%

Operating income (loss)	618	0.3%	(2,103)	(1.0)%

Interest expense, net of interest income	161	0.1%	320	0.1%

Income (loss) before income taxes	457	0.2%	(2,423)	(1.1)%

Provision for income taxes	105	—%	109	0.1%

Net income (loss)	$352	0.2%	$(2,532)	(1.2)%

Basic earnings (loss) per share	$0.01		$(0.04)

Diluted earnings (loss) per share	$0.01		$(0.04)

Weighted average shares outstanding:
Basic shares of common stock	63,242		63,459
Diluted shares of common stock	64,099		63,459

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	2.2%		(0.7)%
Net sales per average selling square foot (a)	$93		$86
Net sales per average store (b)	$467		$442
Average selling square footage per store (c)	5,026		5,113
Ending store count	459		483

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended October 28, 2017	% of net sales	Nine months ended October 29, 2016	% of net sales
Net sales	$648,155	100.0%	$662,758	100.0%

Cost of goods sold, buying and occupancy costs	447,574	69.1%	471,837	71.2%

Gross profit	200,581	30.9%	190,921	28.8%

Selling, general and administrative expenses	198,659	30.6%	197,082	29.7%

Operating income (loss)	1,922	0.3%	(6,161)	(0.9)%

Interest expense, net of interest income	678	0.1%	925	0.1%

Income (loss) before income taxes	1,244	0.2%	(7,086)	(1.0)%

Provision for income taxes	316	0.1%	217	0.1%

Net income (loss)	$928	0.1%	$(7,303)	(1.1)%

Basic earnings (loss) per share	$0.01		$(0.12)

Diluted earnings (loss) per share	$0.01		$(0.12)

Weighted average shares outstanding:
Basic shares of common stock	63,213		63,399
Diluted shares of common stock	63,842		63,399

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	0.1%		(0.9)%
Net sales per average selling square foot (a)	$279		$266
Net sales per average store (b)	$1,406		$1,361
Average selling square footage per store (c)	5,026		5,113

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 28, 2017	January 28, 2017*	October 29, 2016
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$69,235	$88,369	$54,012
Accounts receivable	16,242	11,837	37,076
Income taxes receivable	115	144	47
Inventories, net	125,604	78,044	123,819
Prepaid expenses	17,648	18,746	18,790
Other current assets	2,587	824	1,226
Total current assets	231,431	197,964	234,970

Property and equipment, net	78,796	87,070	88,703
Intangible assets	14,879	14,879	14,879
Other assets	1,635	1,675	2,026
Total assets	$326,741	$301,588	$340,578
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841	$841
Accounts payable	105,419	68,068	109,586
Accrued expenses	61,714	69,294	54,584
Income taxes payable	—	174	149
Total current liabilities	167,974	138,377	165,160

Long-term debt, net of current portion	10,854	11,485	11,695
Deferred rent	28,192	30,039	31,211
Other liabilities	38,498	42,518	44,145
Total liabilities	245,518	222,419	252,211

Total stockholders’ equity	81,223	79,169	88,367
Total liabilities and stockholders’ equity	$326,741	$301,588	$340,578

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended October 28, 2017	Nine months ended October 29, 2016

Operating activities
Net income (loss)	$928	$(7,303)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	16,354	17,291
Loss from impairment charges	611	271
Amortization of deferred financing costs	142	142
Share-based compensation expense	1,756	2,720
Changes in operating assets and liabilities:
Accounts receivable	(4,455)	(28,868)
Income taxes receivable	29	—
Inventories, net	(47,560)	(36,042)
Prepaid expenses	1,098	652
Accounts payable	37,351	27,361
Accrued expenses	(7,872)	1,330
Income taxes payable	(174)	(90)
Deferred rent	(1,847)	(3,140)
Other assets and liabilities	(4,978)	34,199
Net cash (used in) provided by operating activities	(8,617)	8,523

Investing activities
Capital expenditures	(7,794)	(13,332)
Insurance recoveries	50	—
Net cash used in investing activities	(7,744)	(13,332)

Financing activities
Repayment of long-term debt	(750)	(750)
Principal payments on capital lease obligations	(1,199)	(760)
Repurchase of treasury stock	(622)	(909)
Shares withheld for payment of employee payroll taxes	(202)	(312)
Proceeds from exercise of stock options	—	120
Net cash used in financing activities	(2,773)	(2,611)

Net decrease in cash and cash equivalents	(19,134)	(7,420)
Cash and cash equivalents at beginning of period	88,369	61,432
Cash and cash equivalents at end of period	$69,235	$54,012
Non-cash capital lease transactions	$818	$4,102

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the three months ended October 28, 2017 and October 29, 2016 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended October 28, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$146,584	$67,598	$66,980	$618	$352	$0.01
Adjustments affecting comparability
Certain severance expense	(206)	(206)	633	427	427
Consulting expense	—	—	114	114	114
Legal settlement fees	—	—	102	102	102
Total adjustments (1)	(206)	(206)	849	643	643	0.01
Non-GAAP as adjusted	$146,790	$67,392	$66,131	$1,261	$995	$0.02

	Three months ended October 29, 2016
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$149,917	$63,984	$66,087	$(2,103)	$(2,532)	$(0.04)
Adjustments affecting comparability
Legal accrual reduction	—	—	(473)	(473)	(473)
Total adjustments (1)	—	—	(473)	(473)	(473)	(0.01)
Non-GAAP as adjusted	$149,917	$63,984	$66,560	$(2,576)	$(3,005)	$(0.05)

(1)         The tax effect of $0.6 million and $0.5 million of non-operating adjustments during the three months ended October 28, 2017 and October 29, 2016, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the nine months ended October 28, 2017 and October 29, 2016 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Nine months ended October 28, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$447,574	$200,581	$198,659	$1,922	$928	$0.01
Adjustments affecting comparability
Certain severance expense	342	342	633	975	975
Consulting expense	—	—	1,195	1,195	1,195
Certain executive relocation expense	—	—	401	401	401
Legal settlement fees net accrual reversal (trademark infringement case)	—	—	(2,051)	(2,051)	(2,051)
Total adjustments (1)	342	342	178	520	520	0.01
Non-GAAP as adjusted	$447,232	$200,923	$198,481	$2,442	$1,448	$0.02

	Nine months ended October 29, 2016
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$471,837	$190,921	$197,082	$(6,161)	$(7,303)	$(0.12)
Adjustments affecting comparability
Legal accrual reduction	—	—	(473)	(473)	(473)
Total adjustments (1)	—	—	(473)	(473)	(473)	—
Non-GAAP as adjusted	$471,837	$190,921	$197,555	$(6,634)	$(7,776)	$(0.12)

(1)         The tax effect of $0.5 million of non-operating adjustments during the nine months ended October 28, 2017 and October 29, 2016 is offset by a full valuation allowance against deferred tax assets.